Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated January 15, 2016, with respect to the consolidated financial statements of IHS Inc., and the effectiveness of internal control over financial reporting of IHS Inc., included in its Annual Report (Form 10-K) for the fiscal year ended November 30, 2015, incorporated by reference in the Registration Statement (Form F-4) and related joint proxy statement/prospectus of Markit Ltd. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

May 6, 2016